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                                                                    Exhibit 10-4

Your Ref:
Our Ref:  ROD/WD

15th February 2000

PRIVATE & CONFIDENTIAL
The Directors
Jyris Limited
2 Twford Place
Lincolns Inn
Cressex
High Wycombe
l-1P12 3RE

Birmingham
Corporate Banking Centre
P0 Box 5960
15 Colmore Row
Birmingham
B3 2EP

Tel 0121 480 5484
Fax 0121 480 5495

BARCLAYS

Dear Sirs

We are pleased to advise you that Barclays Bank Plc ("the Bank") has agreed to provide a sterling money market loan facility of up to (pound)4,000,000 four million pounds sterling (the "Facility") to Jyris Ltd ("the Borrower") as detailed below.

Following completion of the acceptance formalities detailed below, the Facility will be available for drawing by the Borrower, subject to the following terms and conditions:

1. Utiiisation of the Facility

      The Facility may be drawn in one or more amounts, each drawing to be a minimum amount of (pound)250k and multiples of (pound)250k thereafter for periods up to a maximum of 12 months at the Borrower's option.

      When wishing to draw under the Facility, the Borrower should telephone the Colmore Row Branch of the Bank (the "Branch") no later than 4.00 pm on or shortly before the business day on which the funds are required, stating the amount of the drawing, the period required and giving instructions for payment of the funds. In the event these instructions do not stipulate that the funds must be credited to the Borrower's current account with the Colmore Row, Birmingham branch of the Bank (the "Branch"), such instructions must be confirmed by letter to the Branch at the earliest opportunity.

      The rate of interest on each drawing will include the Bank's margin of 1.75% per annum added to the cost of funds to the Bank (such cost of funds to be conclusively determined by the Bank which will be dependent upon the conditions prevailing in the London financial markets and shall include any mandatory costs to compensate the Bank for the cost resulting from the imposition from time to time under the Bank of England Act 1998 and/or by the Bank of England and/or the Financial Services Authority (the "FSA") (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest bearing cash ratio deposits or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the sum) for the period of the drawing. Interest will be payable without deduction at six monthly Intervals, if appropriate and at the maturity of each drawing, and calculated on the basis of actual days elapsed over a 365 day year (or on such other day count basis as the Bank considers is consistent with then applicable market practice for a facility of this kind).


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      Each drawing, together with interest thereon, will be repaid on its maturity date by debit to the Borrower's current account at the Branch.

2. Availability

      All monies owing under the Facility are repayable upon written demand by the Bank and/or any undrawn portion of the Facility may be cancelled by the Bank, at any time. Following demand and/or cancellation, no further utilisation may be made under the Facility.

      The Borrower shall indemnify the Bank on demand against any loss or expense which the Bank may reasonably sustain or incur as a consequence of making such demand.

      Any monies not paid following a demand under this clause shall continue to bear interest in respect of any outstanding interest period under the FacilIty current on the date of demand. Following maturity of each outstanding drawing under the Facility the amounts of such drawings will continue to bear interest at 1.75% per annum over the Bank's Base Rate current from time to time until payment is made. Interest shall, if unpaid, be compounded on the Bank's quarterly charging dates. Interest will continue to be charged and compounded on this basis after as well as before demand or judgement.

      In the absence of demand or cancellation by the Bank, the Facility is available for utilisation until 15th February 2001. However, the Bank will be pleased to discuss the Borrower's future requirements shortly before that date.

3.  Drawdown

      Prior to each drawdown under the Facility the Bank will require:

      - completion of legal, financial and environmental (if appropriate) due diligence on target(s) to the Bank's satisfaction.

      - "Financial Assistance" gateway procedures to be undertaken and supported by legal opinion confirmation in order to bring the assets of target(s) into the Bank's security net.

4.  Security

      The repayment of the Borrower's obligations hereunder will be guaranteed and secured by cross guarantees and debentures which are to be/have already been executed by the Borrower and the following subsidiaries of Integrity Holdings Limited.

      Jyris Limited
      Saracen Computer Systems Limited
      The Wyse Group Plc
      Softly Aware Limited
      Evesham Finance Limited
      Webbed Feet Productions Limited
      Outsource Software (Int) Limited
      Jyris Technology Limited
      Premier Software Limited
      Datasoft Limited
      Digital Network Printing Limited
      Total Asset Limited
      Computer Foundations Limited
      Hoki Newmedia Limited


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      Ibis Systems Limited
      Information Support Limited
      Integrity Financial Services Limited
      Network Solutions Support Limited
      Premier Information Systems Limited
      Todds of Lincoln Limited
      Wyse Leasing Limited
      Opus Leasing Limited
      Tiny Finance Limited
      Progress Systems Limited

      together referred to as the "Guarantors".

      The Bank reserves the right to require the Borrower to procure that any company hereafter becoming a subsidiary (as defined by Section 736 of the Companies Act 1985 as amended by Section 144 of the Companies Act 1989 or any statutory modification or re-enactment thereof with effect from the date on which it comes into force) of the Borrower will become a Guarantor by executing a cross guarantee and debenture for the Facility in the form required by the Bank with such period as the Bank may then specify.

      A Downstream Guarantee executed by Integrity Holdings Limited in favour of all its subsidiaries.

      Such guarantee(s) will be secured by all security, which is now held, or hereafter may be held, b~ the Bank to secure all monies and liabilities which shall from time to time be due, owing or incurred by the Guarantor(s) to the Bank, whether actually or contingently.

      Intellectual Property Rights in respect of:

      Jyris Technology Limited
      Premier Information Systems Limited
      Information Support Limited

      The Borrower's obligations hereunder will be secured by any security which is now held, or hereafter may be held by the Bank to secure all monies and liabilities which shall from time to time be due, owing or incurred to the Bank by the Borrower, whether actually or contingently.

5. Negative Pledge

      Neither Jyris Limited nor any of the subsidiaries of Integrity Holdings Limited listed above as "Guarantors" will create or permit to subsist other than to the Bank any lien (except a lien arising solely by operation of law), mortgage or charge or other encumbrance on the whole or any part of its undertaking or assets, present or future, including uncalled capital, or any contingent right on the part of any person to call for any such mortgage or charge.

6. Fees

      (a) Negotiation Fee

      A negotiation fee of (pound)70,000 will be payable by the Borrower to the Bank on acceptance of this offer.

      (b) Legal and Valuation Costs

      Any legal and valuation fees and expenses and other out of pocket expenses (including VAT)

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      incurred by the Bank in connection with the negotiation and granting of the Facility will be reimbursed by the Borrower on demand by the Bank.

7. Information

      The Borrower undertakes to provide the Bank with copies of its audited Consolidated Profit and Loss account and Balance Sheet as soon as they are available and not later than 180 days from the end of each accounting reference period together with any other information which the Ban may reasonably request from time to time.

8. Change of Circumstances

      In the event of any change in applicable law or regulation or the existing requirements of, or any new requirements being imposed by, the Bank of England or any central bank, governmental, fiscal, monetary, regulatory or other authority the result of which, in the sole opinion of the Bank, is to increase the cost to it of funding, maintaining or making available the Facility (or any undrawn amount thereof) or to reduce the effective return to the Bank, then the Borrower shall pay to the Bank such sum as may be certified by the Bank to the Borrower as shall compensate the Bank for such increased cost or such reduction.

9. Governing Law and Jurisdiction

      This facility letter shall be governed by and construed in with English law.

      The English court is to have jurisdiction to settle any disputes which may arise in connection with this facility letter (and the documents referred to herein) and each Borrower hereby irrevocably submits, for the Bank's exclusive benefit, to the jurisdiction of the English court (but without prejudice to the Bank's right to commence proceedings against any Borrower in any other jurisdiction) and irrevocably waives any objections on the ground of venue or forum non conveniens or any similar grounds.

      Any writ, judgment or notice of legal process shall be sufficiently served on a Borrower which is ~ Company registered outside England and Wales if delivered to the Agent at its registered office its existing or last known place of business in England and each such Borrower irrevocably appoints Jyris Limited to act as its agent for service of such process.

10. Power to make changes to the letter

      If the UK moves to the third stage of Economic Monetary Union, the Bank shall be entitled to make such changes to this letter as it reasonably considers are necessary to reflect the changeover to the euro (including, without limitation, the rounding (up or down) of fixed monetary amounts to convenient fixed amounts in the euro and amending any provisions to reflect the market conventions for a facility of the kind contemplated in this letter).

11. Acceptance

      Prior to the Facility being utilised, the Borrower shall provide the Branch with the following:

      (a) the enclosed duplicate of this letter duly signed on the Borrowers behalf as evidence of acceptance of the terms and conditions stated herein, and

      (b) a certified true copy of a resolution of the Borrower's Board of
      Directors:

            (i) accepting the Facility on the terms and conditions stated herein,